DENNY’S CORPORATION REPORTS RESULTS FOR THIRD QUARTER 2021

SPARTANBURG, S.C., November 2, 2021 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its third quarter ended September 29, 2021 and provided a business update on the Company’s operations.

John Miller, Chief Executive Officer, stated, "Our third quarter domestic system-wide same-store sales** were impacted due to increasing COVID-19 case counts during the period, however we are encouraged to see sales returning in October as cases have improved. Additionally, we gained great momentum through the launch of our revamped Dennys.com website and Denny's mobile app, our multicultural recruitment tour and the successful refinancing of our credit facility. Looking ahead, we are excited about initiating the next phase of our technology transformation with the rollout out of a new restaurant technology platform, in addition to beginning our new kitchen modernization initiative that will propel our menu innovation."

Third Quarter 2021 Highlights

•Total operating revenue increased 44.9% to $103.8 million, primarily due to the COVID-19 recovery as compared to the prior year quarter.
•Domestic system-wide same-store sales** decreased 0.1% compared to the equivalent fiscal period in 2019, including a 0.3% decrease at domestic franchised restaurants and a 1.9% increase at company restaurants.
•Domestic system-wide same-store sales** increased 50.2% compared to the equivalent fiscal period in 2020.
•Opened seven franchised restaurants, including four international locations.
•Operating income was $17.7 million compared to $3.2 million in the prior year quarter.
•Franchise Operating Margin* was $29.9 million, or 52.1% of franchise and license revenue, and Company Restaurant Operating Margin* was $7.9 million, or 17.0% of company restaurant sales.
•Net income was $12.3 million, or $0.19 per diluted share.
•Adjusted Net Income* was $10.5 million, or $0.16 per share.
•Adjusted EBITDA* was $24.4 million compared to $8.0 million in the prior year quarter.
•Cash provided by (used in) operating, investing, and financing activities was $19.9 million, ($1.9) million, and ($18.6) million, respectively.
•Adjusted Free Cash Flow* was $14.3 million compared to $2.1 million in the prior year quarter.
•Provided guidance for full year 2021.

Current Trends

As COVID-19 cases subsided in fiscal October, domestic system-wide same-store sales** returned to pre-pandemic levels. However, labor availability continues to impact the Company's effective operating hours with approximately 45% of domestic restaurants currently open 24/7. Off-premise sales have remained strong at approximately 23% of total sales, compared to the pre-pandemic trend of 12%, supported by our two new virtual brands, The Burger Den and The Meltdown.

In an effort to provide greater transparency due to the COVID-19 pandemic, Denny's is providing the following tables that present monthly results for 2021 compared to the equivalent fiscal periods in 2019:

Domestic System-Wide Same-Store Sales** Compared to 2019 Fiscal Periods and Domestic Average Units for 2021 Fiscal Periods

	Domestic System-Wide Same-Store Sales**
	System Year-to-Date October 2021 [1]: (6%)
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct [1]
System	(31%)	(25%)	(9%)	(2%)	(3%)	1%	3%	(2%)	(1%)	1%

24/7 Units	(20%)	(16%)	2%	11%	11%	14%	15%	9%	9%	10%
Limited Hour Units	(38%)	(32%)	(16%)	(11%)	(12%)	(8%)	(7%)	(10%)	(10%)	(9%)
	1.October results are preliminary.

	Domestic Average Units
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct [1]
System	1,504	1,501	1,501	1,499	1,498	1,497	1,495	1,493	1,495	1,494

24/7 Units	519	532	569	566	561	566	576	590	626	665
Limited Hour Units	939	928	912	920	926	920	909	894	861	822

Temporary Closures	46	41	20	13	11	11	10	9	8	7
	1.October results are preliminary.

Third Quarter Results

Denny’s total operating revenue increased 44.9% to $103.8 million compared to $71.6 million in the prior year quarter. Franchise and license revenue was $57.3 million compared to $43.8 million in the prior year quarter. Company restaurant sales were $46.5 million compared to $27.8 million in the prior year quarter. These changes were primarily due to dine-in restrictions related to the COVID-19 pandemic in the prior year quarter.

Franchise Operating Margin* was $29.9 million, or 52.1% of franchise and license revenue, compared to $19.7 million, or 45.0%, in the prior year quarter. This margin increase was primarily due to the improvement in sales performance at franchised restaurants, partially offset by fewer equivalent units.

Company Restaurant Operating Margin* was $7.9 million, or 17.0% of company restaurant sales, compared to $0.5 million, or 1.7%, in the prior year quarter. This margin increase was primarily due to improvements in sales performance and the leveraging benefit of lower staffing at company restaurants.

Total general and administrative expenses were $16.5 million, compared to $13.7 million in the prior year quarter. This change was primarily due to increases in both performance-based incentive compensation and share-based compensation expense in addition to temporary cost reductions during the prior year quarter. These increases were partially offset by market valuation changes in the Company's deferred compensation plan liabilities compared to the prior year quarter.

The provision for income taxes was $4.1 million, compared to $0.8 million in the prior year quarter, reflecting an effective tax rate of 25.0%. Approximately $3.7 million in cash taxes were paid during the quarter.

Net income was $12.3 million, or $0.19 per diluted share, compared to $6.5 million, or $0.10 per diluted share, in the prior year quarter. Adjusted Net Income* per share was $0.16 compared to $0.01 in the prior year quarter.

Denny’s ended the quarter with $184.8 million of total debt outstanding, including $170.0 million of borrowings under its credit facility.

Adjusted Free Cash Flow* and Capital Allocation

Denny’s generated $14.3 million of Adjusted Free Cash Flow* after investing $2.2 million in cash capital expenditures, including maintenance capital.

In August 2021, the Company announced it had refinanced its amended and restated $350 million revolving credit facility to a new five-year $400 million credit facility. With the enhanced flexibility provided by the new credit facility, the Company relaunched its multi-year share repurchase program and allocated $6.6 million to share repurchases during the quarter.

Between the end of the third quarter and October 29, 2021, the Company allocated an additional $6.8 million to share repurchases resulting in approximately $235 million remaining under its existing repurchase authorization.

Technology Transformation and Kitchen Modernization Initiatives

Recently, the Company announced the next phase of its technology transformation, which included a revamped Dennys.com website and Denny's mobile app, bringing a more personalized and seamless digital experience with smart upsell and cross-sell capabilities. In addition, the Company intends to initiate the rollout of a new cloud-based restaurant technology platform throughout the domestic system which will allow for enhancements such as waitlist and table management, as well as lay the foundation for future technology initiatives to further enhance the guest experience. The rollout is expected to begin during the first half of 2022 and be substantially completed by the end of 2023.

The Company intends to upgrade and improve its kitchen equipment throughout the domestic system. The rollout is expected to begin during the first quarter of 2022 and be substantially completed by the end of 2022. This investment is expected to yield long-term benefits through menu enhancements across all dayparts but especially the dinner daypart with new comfort food offerings. The new equipment is also expected to provide immediate benefits through increased kitchen efficiency and productivity while also reducing food waste.

The total estimated domestic franchise investment for both the cloud-based restaurant technology platform and the kitchen equipment package is approximately $65 million. To assist franchisees, the Company has committed to investing approximately $10 million towards the cost and installation and has also negotiated favorable financing terms on behalf of its franchisees for the remaining cost.

Business Outlook

The following full year 2021 estimates reflect management's expectations that the current economic environment will not change materially:

•Domestic system-wide same-store sales** decline of approximately 5% compared to 2019.
•Total general and administrative expenses between $67 million and $69 million, including approximately $13.5 million related to share-based compensation.
•Adjusted EBITDA* between $84 million and $86 million.

*    Please refer to the Reconciliation of Net Income (Loss) and Net Cash Provided by (Used In) Operating Activities to Non-GAAP Financial Measures, as well as the Reconciliation of Operating Income (Loss) to Non-GAAP Financial Measures included in the following tables. The Company is not able to reconcile the forward-looking non-GAAP estimates set forth above to their most directly comparable GAAP estimates without unreasonable efforts because it is unable to predict, forecast or determine the probable significance of the items impacting these estimates, including gains, losses and other charges, with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP estimates are not provided.

** Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open during the comparable periods noted. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, the Company's results as reported under GAAP.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the third quarter ended September 29, 2021 on its quarterly investor conference call today, Tuesday, November 2, 2021 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of September 29, 2021, Denny’s had 1,647 franchised, licensed, and company restaurants around the world including 153 restaurants in Canada, Puerto Rico, Mexico, the Philippines, New Zealand, Honduras, the United Arab Emirates, Costa Rica, Guam, Guatemala, El Salvador, Indonesia, and the United Kingdom. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

Cautionary Language Regarding Forward-Looking Statements

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect management's best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, "will", and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the rapidly evolving COVID-19 pandemic and related containment measures, including the potential for further operational disruption from government mandates affecting restaurants; economic, public health, social and political conditions that impact consumer confidence and spending with respect to social unrest and the COVID-19 pandemic; competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2020 (and in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Hadas Streit, Allison+Partners
646-428-0629

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	9/29/21	12/30/20
Assets
Current assets
Cash and cash equivalents	$10,203	$3,892
Investments	2,082	2,272
Receivables, net	16,903	21,349
Inventories	1,230	1,181
Assets held for sale	1,627	1,125
Prepaid and other current assets	14,550	18,847
Total current assets	46,595	48,666
Property, net	81,897	86,154
Financing lease right-of-use assets, net	9,403	9,830
Operating lease right-of-use assets, net	131,616	139,534
Goodwill	36,884	36,884
Intangible assets, net	50,559	51,559
Deferred financing costs, net	3,123	2,414
Deferred income taxes, net	18,069	23,210
Other noncurrent assets	32,878	32,698
Total assets	$411,024	$430,949

Liabilities
Current liabilities
Current finance lease liabilities	$2,016	$1,839
Current operating lease liabilities	15,907	16,856
Accounts payable	15,152	12,021
Other current liabilities	56,985	46,462
Total current liabilities	90,060	77,178
Long-term liabilities
Long-term debt	170,000	210,000
Noncurrent finance lease liabilities	12,825	13,530
Noncurrent operating lease liabilities	129,409	137,534
Liability for insurance claims, less current portion	9,037	10,309
Other noncurrent liabilities	89,330	112,844
Total long-term liabilities	410,601	484,217
Total liabilities	500,661	561,395

Shareholders' deficit
Common stock	642	640
Paid-in capital	132,436	123,833
Deficit	(159,896)	(194,514)
Accumulated other comprehensive loss, net	(56,256)	(60,405)
Treasury Stock	(6,563)	—
Total shareholders' deficit	(89,637)	(130,446)
Total liabilities and shareholders' deficit	$411,024	$430,949

Debt Balances
Credit facility revolver due 2026	$170,000	$210,000
Finance lease liabilities	14,841	15,369
Total debt	$184,841	$225,369

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	9/29/21	9/23/20
Revenue:
Company restaurant sales	$46,470	$27,849
Franchise and license revenue	57,324	43,795
Total operating revenue	103,794	71,644
Costs of company restaurant sales, excluding depreciation and amortization	38,569	27,370
Costs of franchise and license revenue, excluding depreciation and amortization	27,469	24,073
General and administrative expenses	16,497	13,694
Depreciation and amortization	3,822	4,048
Operating (gains), losses and other charges, net	(215)	(781)
Total operating costs and expenses, net	86,142	68,404
Operating income	17,652	3,240
Interest expense, net	3,671	4,422
Other nonoperating income, net	(2,368)	(8,477)
Income before income taxes	16,349	7,295
Provision for income taxes	4,084	818
Net income	$12,265	$6,477

Basic net income per share	$0.19	$0.10
Diluted net income per share	$0.19	$0.10

Basic weighted average shares outstanding	65,447	63,793
Diluted weighted average shares outstanding	65,829	64,027

Comprehensive income	$13,089	$7,489

General and Administrative Expenses
Corporate administrative expenses	$11,157	$9,820
Share-based compensation	3,352	1,998
Incentive compensation	1,893	1,290
Deferred compensation valuation adjustments	95	586
Total general and administrative expenses	$16,497	$13,694

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Quarters Ended
(In thousands, except per share amounts)	9/29/21	9/23/20
Revenue:
Company restaurant sales	$127,611	$85,268
Franchise and license revenue	162,924	123,232
Total operating revenue	290,535	208,500
Costs of company restaurant sales, excluding depreciation and amortization	106,546	83,094
Costs of franchise and license revenue, excluding depreciation and amortization	79,962	68,487
General and administrative expenses	50,992	34,589
Depreciation and amortization	11,380	12,252
Operating (gains), losses and other charges, net	204	2,319
Total operating costs and expenses, net	249,084	200,741
Operating income	41,451	7,759
Interest expense, net	12,014	13,320
Other nonoperating expense (income), net	(16,165)	3,851
Income (loss) before income taxes	45,602	(9,412)
Provision for (benefit from) income taxes	10,984	(1,937)
Net income (loss)	$34,618	$(7,475)

Basic net income (loss) per share	$0.53	$(0.13)
Diluted net income (loss) per share	$0.53	$(0.13)

Basic weighted average shares outstanding	65,413	59,350
Diluted weighted average shares outstanding	65,814	59,350

Comprehensive income (loss)	$38,767	$(34,720)

General and Administrative Expenses
Corporate administrative expenses	$32,374	$31,302
Share-based compensation	10,212	1,972
Incentive compensation	7,011	1,305
Deferred compensation valuation adjustments	1,395	10
Total general and administrative expenses	$50,992	$34,589

DENNY’S CORPORATION
Reconciliation of Net Income (Loss) and Net Cash Provided by (Used in) Operating Activities to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance and liquidity on a period-to-period basis. The Company uses Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including incentive compensation for certain employees. Adjusted EBITDA is also used in the calculation of financial covenant ratios in accordance with the Company’s credit facility. Adjusted Free Cash Flow is also used as a non-GAAP liquidity measure by Management to assess the Company’s ability to generate cash and plan for future operating and capital actions. Management believes that the presentation of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share and Adjusted Free Cash Flow provide useful information to investors and analysts about the Company’s operating results, financial condition or cash flows. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income (loss), net income (loss), net cash provided by (used in) operating activities, or other financial performance and liquidity measures prepared in accordance with U.S. generally accepted accounting principles.

	Quarter Ended		Three Quarters Ended
(In thousands)	9/29/21	9/23/20	9/29/21	9/23/20
Net income (loss)	$12,265	$6,477	$34,618	$(7,475)
Provision for (benefit from) income taxes	4,084	818	10,984	(1,937)
Operating (gains), losses and other charges, net	(215)	(781)	204	2,319
Other nonoperating expense (income), net	(2,368)	(8,477)	(16,165)	3,851
Share-based compensation expense	3,352	1,998	10,212	1,972
Deferred compensation plan valuation adjustments	95	586	1,395	10
Interest expense, net	3,671	4,422	12,014	13,320
Depreciation and amortization	3,822	4,048	11,380	12,252
Cash payments for restructuring charges and exit costs	(274)	(1,032)	(1,548)	(2,406)
Cash payments for share-based compensation	—	(13)	(1,565)	(3,224)
Adjusted EBITDA	$24,432	$8,046	$61,529	$18,682

DENNY’S CORPORATION
Reconciliation of Net Income (Loss) and Net Cash Provided by (Used in) Operating Activities to Non-GAAP Financial Measures
(Unaudited)
	Quarter Ended		Three Quarters Ended
(In thousands)	9/29/21	9/23/20	9/29/21	9/23/20
Net cash provided by (used in) operating activities	$19,858	$(3,652)	$63,229	$(11,610)
Capital expenditures	(2,213)	(1,000)	(5,321)	(5,476)
Cash payments for restructuring charges and exit costs	(274)	(1,032)	(1,548)	(2,406)
Cash payments for share-based compensation	—	(13)	(1,565)	(3,224)
Deferred compensation plan valuation adjustments	95	586	1,395	10
Other nonoperating expense (income), net	(2,368)	(8,477)	(16,165)	3,851
Gains on investments	14	26	11	117
Gains (losses) on early termination of debt and leases	(20)	10	52	(43)
Amortization of deferred financing costs	(258)	(251)	(946)	(591)
Gains (losses) and amortization on interest rate swap derivatives, net	2,265	7,281	14,771	(4,185)
Interest expense, net	3,671	4,422	12,014	13,320
Cash interest expense, net (1)	(4,195)	(4,698)	(13,236)	(13,135)
Deferred income tax (expense) benefit	(1,502)	(1,200)	(3,713)	2,505
Provision for (benefit from) income taxes	4,084	818	10,984	(1,937)
Income taxes paid, net	(3,696)	(268)	(5,638)	(545)
Changes in operating assets and liabilities
Receivables	(3,425)	1,877	(4,182)	(7,465)
Inventories	(49)	(90)	49	(265)
Other current assets	2,381	1,272	(4,296)	3,865
Other noncurrent assets	(296)	(368)	1,021	(474)
Operating lease assets and liabilities	329	538	1,150	(1,231)
Accounts payable	(740)	8,003	(6,360)	8,540
Accrued payroll	530	(2,780)	(1,462)	8,739
Accrued taxes	(819)	(1,683)	(1,253)	(971)
Other accrued liabilities	(1,241)	(39)	(5,890)	6,512
Other noncurrent liabilities	2,197	2,798	4,233	5,625
Adjusted Free Cash Flow	$14,328	$2,080	$37,334	$(474)

(1)	Includes cash interest expense, net and cash payments of approximately $0.8 million and $2.3 million for dedesignated interest rate swap derivatives for the quarter and year-to-date periods ended September 29, 2021, respectively. Includes cash interest expense, net and cash payments of approximately $0.6 million and $1.1 million for dedesignated interest rate swap derivatives for the quarter and year-to-date periods ended September 23, 2020, respectively.

DENNY’S CORPORATION
Reconciliation of Net Income (Loss) and Net Cash Provided by (Used in) Operating Activities to Non-GAAP Financial Measures
(Unaudited)
	Quarter Ended		Three Quarters Ended
(In thousands, except per share amounts)	9/29/21	9/23/20	9/29/21	9/23/20
Adjusted EBITDA	$24,432	$8,046	$61,529	$18,682
Cash interest expense, net (1)	(4,195)	(4,698)	(13,236)	(13,135)
Cash paid for income taxes, net	(3,696)	(268)	(5,638)	(545)
Cash paid for capital expenditures	(2,213)	(1,000)	(5,321)	(5,476)
Adjusted Free Cash Flow	$14,328	$2,080	$37,334	$(474)

Net income (loss)	$12,265	$6,477	$34,618	$(7,475)
(Gains) losses and amortization on interest rate swap derivatives, net	(2,265)	(7,281)	(14,771)	4,185
(Gains) losses on sales of assets and other, net	(93)	(1,202)	(1,100)	(2,260)
Impairment charges	—	338	—	2,519
Tax effect (2)	636	2,093	3,825	(1,142)
Adjusted Net Income (Loss)	$10,543	$425	$22,572	$(4,173)

Diluted weighted average shares outstanding	65,829	64,027	65,814	59,350

Diluted Net Income (Loss) Per Share	$0.19	$0.10	$0.53	$(0.13)
Adjustments Per Share	$(0.03)	$(0.09)	$(0.19)	$0.06
Adjusted Net Income (Loss) Per Share	$0.16	$0.01	$0.34	$(0.07)

(1)	Includes cash interest expense, net and cash payments of approximately $0.8 million and $2.3 million for dedesignated interest rate swap derivatives for the quarter and year-to-date periods ended September 29, 2021, respectively. Includes cash interest expense, net and cash payments of approximately $0.6 million and $1.1 million for dedesignated interest rate swap derivatives for the quarter and year-to-date periods ended September 23, 2020, respectively.
(2)	Tax adjustments for the quarter and year-to-date periods ended September 29, 2021 reflect an effective tax rate of 27.0% and 24.1%, respectively. Tax adjustments are calculated using an effective tax rate of 25.7% for the quarter and year-to-date periods ended September 23, 2020.

DENNY’S CORPORATION
Reconciliation of Operating Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of restaurant-level operating efficiency and performance of ongoing restaurant-level operations. The Company uses Restaurant-level Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin internally as performance measures for planning purposes, including the preparation of annual operating budgets, and these three non-GAAP measures are used to evaluate operating effectiveness.

The Company defines Restaurant-level Operating Margin as operating income (loss) excluding the following three items: general and administrative expenses, depreciation and amortization, and operating (gains), losses and other charges, net. Restaurant-level Operating Margin is presented as a percent of total operating revenue. The Company excludes general and administrative expenses, which include primarily non-restaurant-level costs associated with support of company and franchised restaurants and other activities at their corporate office. The Company excludes depreciation and amortization expense, substantially all of which is related to company restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlays for the restaurants. The Company excludes special items, included within operating (gains), losses and other charges, net, to provide investors with a clearer perspective of its ongoing operating performance and a more relevant comparison to prior period results.

Restaurant-level Operating Margin is the total of Company Restaurant Operating Margin and Franchise Operating Margin. The Company defines Company Restaurant Operating Margin as company restaurant sales less costs of company restaurant sales (which include product costs, company restaurant level payroll and benefits, occupancy costs, and other operating costs including utilities, repairs and maintenance, marketing and other expenses) and presents it as a percent of company restaurant sales. The Company defines Franchise Operating Margin as franchise and license revenue (which includes franchise royalties and other non-food and beverage revenue streams such as initial franchise fees, advertising revenue and occupancy revenue) less costs of franchise and license revenue and presents it as a percent of franchise and license revenue.

These non-GAAP financial measures provide a meaningful comparison between periods and enable investors to focus on the performance of restaurant-level operations by excluding revenues and costs unrelated to food and beverage sales in addition to corporate general and administrative expense, depreciation and amortization, and operating (gains), losses and other charges, net. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income (loss), net income (loss) or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles. Restaurant-level Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin do not accrue directly to the benefit of shareholders because of the aforementioned excluded items, and are not indicative of the overall results for the Company.

	Quarter Ended		Three Quarters Ended
(In thousands)	9/29/21	9/23/20	9/29/21	9/23/20
Operating income	$17,652	$3,240	$41,451	$7,759
General and administrative expenses	16,497	13,694	50,992	34,589
Depreciation and amortization	3,822	4,048	11,380	12,252
Operating (gains), losses and other charges, net	(215)	(781)	204	2,319
Restaurant-level Operating Margin	$37,756	$20,201	$104,027	$56,919

Restaurant-level Operating Margin consists of:
Company Restaurant Operating Margin (1)	$7,901	$479	$21,065	$2,174
Franchise Operating Margin (2)	29,855	19,722	82,962	54,745
Restaurant-level Operating Margin	$37,756	$20,201	$104,027	$56,919

(1)	Company Restaurant Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges, net; and costs of franchise and license revenue; less franchise and license revenue.
(2)	Franchise Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges, net; and costs of company restaurant sales; less company restaurant sales.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	9/29/21		9/23/20
Company restaurant operations: (1)
Company restaurant sales	$46,470	100.0%	$27,849	100.0%
Costs of company restaurant sales:
Product costs	11,430	24.6%	7,106	25.5%
Payroll and benefits	17,404	37.5%	11,925	42.8%
Occupancy	3,013	6.5%	2,638	9.5%
Other operating costs:
Utilities	1,660	3.6%	1,281	4.6%
Repairs and maintenance	722	1.6%	711	2.6%
Marketing	1,239	2.7%	1,045	3.8%
Other direct costs	3,101	6.7%	2,664	9.6%
Total costs of company restaurant sales	$38,569	83.0%	$27,370	98.3%
Company restaurant operating margin (non-GAAP) (2)	$7,901	17.0%	$479	1.7%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$27,336	47.7%	$17,896	40.9%
Advertising revenue	18,215	31.8%	13,927	31.8%
Initial and other fees	1,442	2.5%	1,890	4.3%
Occupancy revenue	10,331	18.0%	10,082	23.0%
Total franchise and license revenue	$57,324	100.0%	$43,795	100.0%

Costs of franchise and license revenue:
Advertising costs	$18,216	31.8%	$13,927	31.8%
Occupancy costs	6,445	11.2%	6,858	15.7%
Other direct costs	2,808	4.9%	3,288	7.5%
Total costs of franchise and license revenue	$27,469	47.9%	$24,073	55.0%
Franchise operating margin (non-GAAP) (2)	$29,855	52.1%	$19,722	45.0%

Total operating revenue (4)	$103,794	100.0%	$71,644	100.0%
Total costs of operating revenue (4)	66,038	63.6%	51,443	71.8%
Restaurant-level operating margin (non-GAAP) (4)(2)	$37,756	36.4%	$20,201	28.2%

Other operating expenses: (4)(2)
General and administrative expenses	$16,497	15.9%	$13,694	19.1%
Depreciation and amortization	3,822	3.7%	4,048	5.7%
Operating (gains), losses and other charges, net	(215)	(0.2)%	(781)	(1.1)%
Total other operating expenses	$20,104	19.4%	$16,961	23.7%

Operating income (4)	$17,652	17.0%	$3,240	4.5%

(1)		As a percentage of company restaurant sales.
(2)		Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income (loss), net income (loss) or other financial measures prepared in accordance with U.S. generally accepted accounting principles.
(3)		As a percentage of franchise and license revenue.
(4)		As a percentage of total operating revenue.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Three Quarters Ended
(In thousands)	9/29/21		9/23/20
Company restaurant operations: (1)
Company restaurant sales	$127,611	100.0%	$85,268	100.0%
Costs of company restaurant sales:
Product costs	31,149	24.4%	21,541	25.3%
Payroll and benefits	47,339	37.1%	37,070	43.5%
Occupancy	8,707	6.8%	8,529	10.0%
Other operating costs:
Utilities	4,275	3.4%	3,815	4.5%
Repairs and maintenance	1,890	1.5%	1,928	2.3%
Marketing	3,571	2.8%	2,771	3.2%
Other direct costs	9,615	7.5%	7,440	8.7%
Total costs of company restaurant sales	$106,546	83.5%	$83,094	97.5%
Company restaurant operating margin (non-GAAP) (2)	$21,065	16.5%	$2,174	2.5%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$75,297	46.2%	$48,462	39.3%
Advertising revenue	50,926	31.3%	38,685	31.4%
Initial and other fees	5,346	3.3%	4,933	4.0%
Occupancy revenue	31,355	19.2%	31,152	25.3%
Total franchise and license revenue	$162,924	100.0%	$123,232	100.0%

Costs of franchise and license revenue:
Advertising costs	$50,927	31.3%	$38,685	31.4%
Occupancy costs	19,863	12.2%	20,096	16.3%
Other direct costs	9,172	5.6%	9,706	7.9%
Total costs of franchise and license revenue	$79,962	49.1%	$68,487	55.6%
Franchise operating margin (non-GAAP) (2)	$82,962	50.9%	$54,745	44.4%

Total operating revenue (4)	$290,535	100.0%	$208,500	100.0%
Total costs of operating revenue (4)	186,508	64.2%	151,581	72.7%
Restaurant-level operating margin (non-GAAP) (4)(2)	$104,027	35.8%	$56,919	27.3%

Other operating expenses: (4)(2)
General and administrative expenses	$50,992	17.6%	$34,589	16.6%
Depreciation and amortization	11,380	3.9%	12,252	5.9%
Operating (gains), losses and other charges, net	204	0.1%	2,319	1.1%
Total other operating expenses	$62,576	21.5%	$49,160	23.6%

Operating income (4)	$41,451	14.3%	$7,759	3.7%

(1)		As a percentage of company restaurant sales.
(2)		Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margin should be considered as a supplement to, not as a substitute for, operating income (loss), net income (loss) or other financial measures prepared in accordance with U.S. generally accepted accounting principles.
(3)		As a percentage of franchise and license revenue.
(4)		As a percentage of total operating revenue.

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Changes in Same-Store Sales (1) vs. 2019	Quarter Ended		Three Quarters Ended
(Increase (decrease))	9/29/21		9/29/21
Company Restaurants	1.9%		(6.4)%
Domestic Franchised Restaurants	(0.3)%		(6.7)%
Domestic System-wide Restaurants	(0.1)%		(6.7)%

Changes in Same-Store Sales (1) vs. Prior Year	Quarter Ended		Three Quarters Ended
(Increase (decrease))	9/29/21	9/23/20	9/29/21	9/23/20
Company Restaurants	67.7%	(40.2)%	54.1%	(37.4)%
Domestic Franchised Restaurants	48.9%	(33.1)%	37.2%	(30.1)%
Domestic System-wide Restaurants	50.2%	(33.6)%	38.3%	(30.7)%

Average Unit Sales	Quarter Ended		Three Quarters Ended
(In thousands)	9/29/21	9/23/20	9/29/21	9/23/20
Company Restaurants	$717	$423	$1,974	$1,313
Franchised Restaurants	$424	$282	$1,166	$868

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units June 30, 2021	65	1,580	1,645
Units Opened	—	7	7
Units Closed	—	(5)	(5)
Net Change	—	2	2
Ending Units September 29, 2021	65	1,582	1,647

Equivalent Units
Third Quarter 2021	65	1,578	1,643
Third Quarter 2020	66	1,608	1,674
Net Change	(1)	(30)	(31)

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 30, 2020	65	1,585	1,650
Units Opened	—	13	13
Units Closed	—	(16)	(16)
Net Change	—	(3)	(3)
Ending Units September 29, 2021	65	1,582	1,647

Equivalent Units
Year-to-Date 2021	65	1,581	1,646
Year-to-Date 2020	65	1,620	1,685
Net Change	—	(39)	(39)

(1)	Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open during the comparable periods noted. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, the Company's results as reported under GAAP.